Exhibit 10.21

SECOND AMENDMENT
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Second Amendment to Amended and Restated Loan and Security Agreement is entered into as of October 28, 2010 (the “Amendment”), by and between APPLIED OPTOELECTRONICS, INC (“Borrower”) and EAST WEST BANK (“Bank”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of June 30, 2009, as amended from time to time including that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of May 3, 2010 (collectively, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.                                      Bank consents to the incurrence of up to $13,000,000 of Indebtedness by Global Technology, Inc., a wholly owned subsidiary of Prime World International Holdings, Ltd. (which is a wholly owned subsidiary of Borrower), in connection with a credit facility from a bank or financial institution acceptable to Bank (the “GTI Debt”), provided that (i) Borrower is not a co-borrower or guarantor to the GTI Debt, or in any way obligated or liable with respect to the GTI Debt, (ii) none of Bank’s Collateral shall be pledged or used to secure the GTI Debt, and (iii) Borrower shall not make any Investment into Global Technology, Inc. in support of the GTI Debt.

2.                                      Section 2.3(a) of the Agreement is amended in its entirety to read as follows:

(a)                                 Interest Rates.  Except as set forth in Section 2.3(b), the outstanding principal balance of each Revolving Advance, each Equipment Advance, each Real Estate Advance and each EXIM Advance shall bear interest (computed daily on the basis of a 360 day year and actual days elapsed), at a variable rate per annum equal to the Prime Rate plus 2.125%.  Notwithstanding the foregoing, at no time shall the interest rate applied to any Credit Extension be less than 5.375% per annum (computed daily on the basis of a 360 day year and actual days elapsed) (the “Floor Rate”).

3.                                      Section 6.2(a)(ii) of the Agreement is amended in its entirety to read as follows:

(ii) as soon as available, but in any event no later than on July 30 following the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank;

4.                                      Section 6.5 of the Agreement is amended in its entirety to read as follows:

6.5                               Total Liabilities to Tangible Net Worth Ratio.  Borrower shall maintain as of the last day of each month, a ratio of Total Liabilities to Tangible Net Worth not greater than 1.50 to 1:00.

5.                                      The following is added as a new Section 6.15 of the Agreement:

6.15                        Minimum Debt Service Coverage.  Borrower shall maintain a minimum ratio of EBITDASO on a consolidated basis for the trailing two quarter period to the sum of (x) all accrued interest payable in the same two quarter period plus (y) all principal payable in the same two quarter period on any Indebtedness (not including principal oustanding on any revolving lines of credit) owing by Borrower and its Subsidiaries to Bank or other financial institutions, of at least 1.35 to 1.00, measured on a quarterly basis.

6.                                      Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remains in full force and effect in accordance with its terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all instruments, documents and agreements entered into in connection with the Agreement.

7.                                      Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

8.                                      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

9.                                      As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                 this Amendment, duly executed by Borrower;

(b)                                 an amendment fee of $2,000 to Bank, plus an amount equal to all Bank Expenses incurred through the date of this Amendment; and

(c)                                  such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

APPLIED OPTOELECTRONICS, INC.

By:	/s/ Chih-Hsiang (Thompson) Lin

Title:	CEO

EAST WEST BANK

By:	/s/ Lisa Chang

Title:	AVP